OPTION AGREEMENT
THIS AGREEMENT dated as of the 15th day of September, 2006, between John Pritchard (the “Optionee”) and Gold Run Inc. (the “Optionor”);
WHEREAS the Optionee has entered into an Employment Agreement with the Optionor dated of even-date herewith (the “Employment Agreement”);
AND WHEREAS the Optionor desires to grant to the Optionee and option to purchase the Optioned Shares (as defined below) on the terms and conditions set out herein;
NOW THEREFORE in consideration of the mutual promises contained herein and the payment of $1 by each party hereto to the other and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement and the recitals hereto, unless the context otherwise requires, the following words and expressions shall have the following meanings:
(a)	“Cause” has the meaning ascribed to such term in the Employment Agreement;
(b)	“Expiry Date” means September 14, 2011 at 11:59 p.m. (Toronto time);
(c)	“Date of Termination” means the actual date of termination for any reason of the office or employment of the Optionee, and does not include any period during which the Optionee is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation;
(c)	“Option Notice” means a notice indicating that the Optionee is exercising the Option in whole or in part;
(d)	“Option Price” means US $0.25 per Optioned Share on the first 500,000 Optioned Shares acquired on exercise of the Option pursuant to this Agreement and US $0.50 per Optioned Share on the remaining

1,000,000 Optioned Shares acquired on exercise of the Option pursuant to this Agreement;
(e)	Optioned Shares” means the common shares of the Optionor that may be subscribed for by the Optionee pursuant to the terms of this Agreement, being 1,500,000 common shares of the Optionor and “Optioned Share” means any one of such common shares of the Optionor.
1.2 Sections and Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, ‘hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement;
1.3 Time Periods
When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.
1.4 Extended Meanings
Words importing the singular number only shall include the plural and vice versa and words importing gender shall include masculine, feminine and neuter genders.

ARTICLE 2
OPTION
2.1 Option Grant
The Optionor hereby grants to the Optionee the option (the “Option”) to purchase the Optioned Shares, at the Option Price, subject to the terms and provisions of this Agreement, and in particular as follows:
2.1.1	300,000 of the Optioned Shares, which shall vest and shall be available for exercise on the date of execution of this agreement;
2.1.2	a further 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15, 2006 through September 14, 2007 pro-rata on a daily basis. For clarity, as a result of the preceding sentence, on each day commencing September 15, 2066 up to and including September 14, 2007, the Optionee will have the option to subscribe for 1,095.89 Optioned Shares;
2.1.3	a further 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15 ,2007 through September 14, 2008 pro-rata on a daily basis;
2.1.4	the final 400,000 Optioned Shares, which shall vest and shall be available for exercise during the period September 15, 2008 through September 14, 2009 pro-rata on a daily basis; and
2.1.5	notwithstanding the foregoing, if the Optionee has not exercised all of the vested Option to which he is entitled at any time commencing the date hereof, then the Optionee may exercise such vested Option and subscribe for the respective Optioned Shares at any time up to the Expiry Date, subject to the early expiry provisions provided below.
2.2 Accelerated Vesting
Notwithstanding anything to the contrary contained herein, in the event that 50% of the issued and outstanding common shares of the Optionor are acquired by any one individual or entity (the “Control Person”), the Option as set out in Article 2.1 shall vest in its entirety forthwith and the Optionee shall be entitled to exercise the Option and subscribe for the remainder of the Optioned Shares at the Option Price.

2.3
The Option shall expire and terminate upon the Expiry Date as to such of the Optioned Shares in respect of which the Option has not then been exercised and such unexercised Optioned Shares shall no longer be available for exercise by the Optionee.
2.4 Option Notice and Payment
The Option may be exercised in whole or in part at any time and from time to time up to and including the Expiry Date in respect of the Optioned Shares. The Option may be exercised by the Optionee giving to the Optionor an Option Notice accompanied by a certified cheque or bank draft representing the Option Price in respect of the Optioned Shares for which the Option is being exercised. Certificates for the exercised Optioned Shares shall be issued and a copy of such certificate shall be delivered to the Optionee a reasonable time following the actual receipt of the Option Notice and payment for the Optioned Shares being acquired. The Optionee shall be registered in the books of the Optionor as the holder of the exercised Optioned Shares, which will be issued as fully paid and non-assessable shares.
2.5 Early Expiry
Any unvested portion of the Option will expire before the Date of Termination in the following events and any vested portions will be dealt with as follows:
(a)	if the Optionee dies, the portion of the Option that has vested and is exercisable at the date of death of the Optionee may be exercised by the personal representative of the Optionee’s estate on the earlier of (i) 60 days after the death of the Optionee and (ii) the Expiry Date;
(b)	if the Optionee resigns his office or employment, the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee on the earlier of (i) thirty days after the Date of Termination and (ii) the Expiry Date;
(c)	if the Optionee is terminated without Cause the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee on the earlier of (i) sixty days after the Date of Termination and (ii) the Expiry Date;
(d)	if the Optionee is terminated with Cause the portion of the Option that has vested and is exercisable at the Date of Termination may be exercised by the Optionee forthwith after the Date of Termination but no later than two business days from the Date of Termination; and
(e)	in the event of permanent disability (as provided in the Employment Agreement), the portion of the Option that has vested and is exercisable at the Date of

Termination may be exercised by the Optionee on the earlier of (i) six months after the Date of Termination and (ii) the Expiry Date;
provided that the board of directors of the Optionor may, in its absolute discretion, extend the Expiry Date for the Option at any time before or after such Option would otherwise have expired under this Agreement.
2.6 Arbitration
The parties hereby agree that they will use reasonable best efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. To this effect, following notice of any party to the others of a disagreement (which shall include any failure to agree upon a matter to be agreed upon) the parties hereto shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) business days (which, for greater certainty, excludes Saturdays, Sundays and any other day recognized as a legal holiday either in the State of Delaware or the Province of Ontario) from the time the parties have been notified in writing of the disagreement, then every such disagreement shall be referred to arbitration in the English language in the City of Toronto, Ontario pursuant to the Arbitration Act (Ontario), as amended from time to time, to be held before a single arbitrator who is mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within fifteen (15) days of receipt of the written notice, the arbitrator shall be chosen by a Judge of the Ontario Superior Court of Justice.
Notwithstanding the failure of’ any party to participate in the arbitration proceedings, the arbitrator may proceed to make an award and the costs of the arbitration shall be borne as determined by the arbitrator.
The parties acknowledge and agree that the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in a court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the parties agree to continue performing their respective obligations under this Agreement and the other related agreements entered into in connection with this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
2.7 Statutory Resale Restrictions of Optioned Shares
The Optionee acknowledges and agrees that any and all resales of Optioned Shares owned by him will be subject to the applicable laws of the United States and Canada, and all applicable state and/or provincial laws; as well as any other restriction imposed by regulators or exchanges in Canada or the United States, in the event the Optioned Shares may become listed on an exchange.

2.8 Voluntary Resale Restrictions of Optioned Shares
The Optionee acknowledges and agrees that any resale of Optioned Shares purchased pursuant to this Agreement will be further limited to the sale of no more than one (1%) percent of the Optioned Shares during each consecutive period of three (3) months commencing June 1, 2007 (the “Voluntary Resale Restriction”). Such restriction shall expire on August 31, 2008. For the purposes of this Article 2.8 only, it is deemed that any part of the Option that has vested pursuant to the terms of Article 2.1, shall be deemed to have been exercised for the purposes of determining the number of Optioned Shares that the Optionee holds. The Voluntary Resale Restriction shall be equally applicable to the Optionee, the founders of the Optionor and seed investors of the Optionor (collectively referred to in this paragraph as the “aforementioned individuals”). In the event that the Optionor relaxes these restrictions (the “Relaxed Restriction Terms”), the Optionee will participate in the Relaxed Restriction Terms, at his option, in any further permitted resales of Optioned Shares on a pro-rata basis with the aforementioned individuals.
2.9 Qualifying the Optioned Shares for Resale
The Optionor agrees to undertake to perform all necessary steps and file the necessary documentation with the Securities and Exchange Commission (the “Commission”) in order to properly qualify the Optioned Shares for resale in the public market immediately after the Commission declares the Optionor’s registration statement effective.
2.10 Shareholders Agreement
In the event that the Optionor requires employees and/or its founders and/or seed investors to enter into any voting or shareholders agreement, the Optionee shall enter into such agreement prior to the Option exercise becoming effective. The Optionee acknowledges and confirms that the terms in any voting or shareholder agreement may not be favourable to the Optionee.
2.11 Right of First Refusal
In the event that after the Optionee ceases to be an employee of the Optionor, if it is the Optionee’s intention to sell any shares of the Optionor owned by him, which shares may have been purchased either through the exercise of the Option described herein or otherwise, the Optionee will give the Optionor written notice of his intention to do so together with the proposed terms of sale including but not limited to the sale price (the “Sale Notice”). Upon receiving such written notice from the Optionee, the Optionor shall have the right to purchase such shares from the Optionee for a period of ten (10) business days from the date that the Optionee provides said written notice to the Optionor of its intention to sell said shares on the terms set out in the Sale Notice. In the event the Optionor does not exercise its right of first refusal as aforesaid, the Optionee shall be entitled to sell such shares to a third party for a period of 60 days and further provided that the sale terms to such third party are no more favourable than the terms set out in the Sale Notice; failing which the right of first refusal provision in this paragraph shall again be applicable.
ARTICLE 3
GENERAL
3.1 Amendments and Waivers
No modification, variation, amendment or termination by mutual consent of this Agreement and no waiver of the performance of any of the responsibilities of any of the parties hereto shall be effected unless such action is taken in writing and is signed by all parties. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
3.2 Severability
Each of the covenants, provisions, Articles, Sections, subsections and other subdivisions hereof is severable from every other covenant, provision, Article, Section, subsection and the invalidity or unenforceability of any one or more covenants, provisions, Articles, Sections, subsections or subdivisions of this Agreement shall not affect the validity or enforceability of the remaining covenants, provisions, Articles, Sections, subsections and subdivisions hereof.
3.3 Time of Essence
Time shall be of the essence in this Agreement.
3.4 Notice
(1) Any notice or other written communication required or permitted hereunder shall be in writing and:
(a)	delivered personally to the party or, if the party is a corporation, an officer of the party to whom it is directed;
(b)	sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing the party sending such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, including the existence of actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or
(c)	sent by facsimile with all necessary charges fully prepaid, confirmation of delivery requested.
(2) All such notices shall be addressed to the party to whom it is directed at the following addresses:
If to the Optionee:	A3-142 Pears Ave Toronto, ON M5R 1T2
If to the Optionor:	c/o Osprey Capital Partners Suite 1705, 55 University Avenue Toronto, Ontario M5J 2H7 Fax (416) 867-8301
with a copy to Harris + Harris at:
Harris + Harris LLP
Barristers and Solicitors
2355 Skymark Avenue
Suite 300
Toronto, Ontario
L4W 4Y6

Attention: Gregory H. Harris

Telephone No.: 905-629-7800
Facsimile No.: 905-629-4350

(3) Any party may at any time change its address hereunder by giving notice of such change of address to the other party or parties in the manner specified in this section. Any such notice or other written communication shall be effective on the day of actual delivery.
3.4 Entire Agreement
This Agreement constitutes and contains the entire and only agreement among the parties relating to the matters described herein and supersedes and cancels any and all previous agreements and understandings between all or any of the parties relative hereto. Any and all prior and contemporaneous negotiations, memoranda of understanding or position, and preliminary drafts and prior versions of this Agreement, whether signed or unsigned, between the parties leading up to the execution hereof shall not be used by any party to construe the terms or affect the validity of this Agreement. There are no representations, inducements, promises, understandings, conditions or warranties express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
3.5 Application of Agreement
Except as hereinafter provided, neither of the parties hereto may assign its rights or obligations under this Agreement without the Prior written consent of the other party hereto.
3.6 Subdivision or Consolidation of Shares
If the Optioned Shares are changed by way of being classified or reclassified, subdivided, consolidated or converted into a different number or class of shares or otherwise, or if the Optionor amalgamates, the Option Price and the type of security to be delivered to the Optionee upon exercise of the Option in whole or in part shall be adjusted accordingly, in all cases so that the Optionee shall receive the same number and type of securities as would have resulted from such change if the Option or the remaining part thereof had been exercised before the date of the change.
3.7 Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.
3.8 Execution
This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or such similar device and the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.
3.9 Further Assurances.
The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.
3.10 Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs; executors, administrators, successors and assigns.
IN WITNESS WHEREOF the parties have executed this Agreement.
SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
/s/ Trevor Michael	)	/s/ John Pritchard
Witness Trevor Michael	)	John Pritchard
GOLD RUN INC.
	Per:	/s/ D. Richard Brown
	Name:	D. RICHARD BROWN
	Title:	CHAIRMAN
I have authority to bind the corporation.